Exhibit 99.1

Press Release
For Immediate Release
Contacts:
Keith LaVanway
847-597-9353
klavanway@pregis.com
Leslie Braun
847-597-9328
lbraun@pregis.com
PREGIS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2008
FINANCIAL RESULTS
Deerfield, IL, March 26, 2009 — Pregis Corporation, a leading international manufacturer, marketer, and supplier of protective packaging products and specialty packaging solutions, today announced its 2008 fourth quarter and full year financial results.
For the fourth quarter of 2008, the Company generated net sales of $219.6 million, a decrease of 13.4% versus net sales of $253.7 million in the fourth quarter of 2007. Excluding incremental revenue from 2007 acquisitions, as well as a $20 million impact of unfavorable foreign currency translation, as the U.S. dollar strengthened significantly against the euro and pound sterling, net sales for the quarter decreased 6.8%.
For the full year, 2008 net sales increased 4.1% to $1.019 billion as compared to $979.4 million in 2007. Excluding a $21 million impact of favorable foreign currency translation on a year-to-date basis and incremental revenue from 2007 acquisitions, 2008 net sales decreased 1.1%.
Gross profit margin, as a percent of net sales, was 20.7% in the fourth quarter of 2008, compared to 23.9% in the fourth quarter of 2007. The margin decline was primarily the result of decreased sales volumes due to weakened demand across our segments, offset in part by the impact of selling price increases implemented in the third quarter of 2008 as well the impact of our 2008 cost reduction initiatives. For the full year, our gross profit margin, as a percent of net sales, decreased to 21.6% for 2008 compared to 24.4% for 2007. The decline for the year was primarily due to increased costs of resin, fuel and other raw materials, combined with the significant decline in volumes in the latter part of the year, offset by the impact of selling price increases and cost reduction initiatives.
The Company generated an operating loss in the fourth quarter of 2008 of $12.3 million, compared to operating income of $4.9 million for the fourth quarter of 2007. The fourth quarter operating loss reflects a $19.1 million non-cash goodwill impairment charge within one of the Company’s specialty packaging businesses driven by the anticipation of a significant reduction in future revenue from a customer that had historically comprised a material portion of the reporting unit’s annual revenues. Adjusted for this goodwill impairment charge, unfavorable foreign currency translation of $1.3 million, restructuring activity of $1.5 million, and a related curtailment gain of $3.7 million, operating income for the fourth quarter of 2008 was $5.8 million. This represents a decline of approximately 34% compared to operating income of $8.8 million for the fourth quarter of 2007, also adjusted for restructuring activity of $2.8 million, a $3.1 million write-off of third party due diligence and legal costs related to a potential acquisition that was not consummated, and an unusual insurance gain of $2.0 million. The fourth quarter’s decline in earnings was driven by a reduction in sales volumes, offset in part by cost savings from the Company’s various productivity and cost reduction programs as well as favorable impact from the Company’ third quarter selling price increases.
Operating income for the full year of 2008 was $13.3 million, compared to 2007 operating income of $46.0 million. For the full year, 2008 operating income, adjusted for the aforementioned fourth quarter goodwill impairment charge of $19.1 million, favorable foreign currency translation of $2.0 million, restructuring activity of $9.3 million, and a related curtailment gain of $3.7 million, was $36.0 million. This represents a decline of approximately 27% compared to 2007 operating income of $49.2 million, also adjusted for restructuring activity of $2.9 million, a $3.1 million write-off of third party due diligence and legal costs related to a potential acquisition that was not consummated, and an unusual insurance gain of $2.8 million. For the year, the decline in earnings was driven by higher costs of resin and other raw materials through much of the year, mitigated in part by the benefit of the Company’s selling price increases and productivity and cost reduction programs.
Commenting on the Company’s results, Mike McDonnell, President and Chief Executive Officer, stated, “2008 featured some of the most challenging market conditions this industry has ever faced. Rapidly escalating raw materials costs had a significant negative impact on our performance in the first half of the year, while unprecedented economic weakness in both the North American and European economies negatively impacted us in the second half, particularly in the fourth quarter. However, despite these significant headwinds we still generated solid earnings and cash flow. We took aggressive pricing action in response to the escalating raw material costs and remain committed to maintaining pricing discipline. In addition, we successfully implemented a number of aggressive productivity and cost reduction initiatives which will benefit our business going forward.”
Mr. McDonnell continued, “We enter 2009 with the expectation that it will be a very challenging year, given the continuing economic uncertainty. Although we were very successful in 2008 in reducing costs through our various cost reduction and restructuring initiatives, we recognize that based on our 2009 outlook, additional cost reductions are required. To this point, we are implementing additional restructuring initiatives to reduce our cost structure by optimizing our manufacturing footprint and our organizational structure and operating processes. This next phase of our restructuring should be fully implemented by mid-2009. We estimate that these new initiatives should drive 2009 year-over-year savings of approximately $15 million to $20 million, which will help offset the economic weakness we believe will continue throughout 2009.”

Segment Performance
In the fourth quarter of 2008, the Company hired a new executive to manage the operations of the flexible packaging, hospital supplies and rigid packaging businesses as an integrated unit, in support of the Company’s strategy to drive synergies across these businesses. In the fourth quarter of 2008, the Company began reporting the operations of its flexible packaging, hospital supplies and rigid packaging business as one reportable segment, Specialty Packaging, to be aligned with the aforementioned changes in its internal management structure. As a result, the Company now reports two reportable segments:
•	Protective Packaging — This segment manufactures, markets, sells and distributes protective packaging products in North America and Europe. Its protective mailers, air-encapsulated bubble products, sheet foam, engineered foam, inflatable airbag systems, honeycomb products and other protective packaging products are manufactured and sold for use in cushioning, void-fill, surface-protection, containment and blocking & bracing applications.

•	Speciality Packaging — This segment provides innovative packaging solutions for food, medical, and other specialty packaging applications primarily in the European market.
Comments on segment net sales performance for the fourth quarter of 2008 are as follows:
•	Net sales of the protective packaging segment decreased by $25.5 million, or 15.3%. The 2008 fourth quarter sales decline was driven by a 16% volume decline attributed to the weakened economic conditions in both the U.S. and European markets, along with unfavorable foreign currency translation. The volume declines were partially offset by improved pricing in the segment’s U.S. and European operations, reflecting the benefit of selling price increases implemented in the third quarter of 2008. Excluding the impacts of unfavorable foreign currency effects and incremental revenue growth from acquisitions, net sales for the segment decreased 12.1%.

•	Net sales of the specialty packaging segment decreased $8.5 million, or 9.9%. The decrease was due primarily to unfavorable foreign currency translation. Excluding the impact of unfavorable foreign currency, the segment’s 2008 fourth quarter net sales increased 3.0%, driven by higher sales volumes in fresh-food flexible packaging products, flexible films and surgical procedure packs.
A summary of a significant measure required by the Company’s indentures is presented in the supplemental information at the end of this release.

Conference Call:
The Company will conduct an investor conference call to review its 2008 fourth quarter and full year results on Friday, March 27, 2009 at 10:00 a.m. ET (9:00 a.m. CT). The call can be accessed through the following dial-in numbers: Domestic: 800-510-9834; International: 617-614-3669; Participant Passcode: 28484117. A replay of the conference call will be available through April 10, 2009. The replay may be accessed using the following dial-in information: Domestic: 888-286-8010; International: 617-801-6888; Passcode: 45812911.
About Pregis:
Pregis Corporation is a leading global provider of innovative protective, flexible, and foodservice packaging and hospital supply products. The specialty-packaging leader currently operates 46 facilities in 18 countries around the world. Pregis Corporation is a wholly owned subsidiary of Pregis Holding II Corporation. For more information about Pregis, visit the Company’s web site at www.pregis.com.
Safe Harbor Statement:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control. For a discussion of key risk factors, please see the risk factors disclosed in the Company’s filings with the Securities & Exchange Commission, including the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q. These risks may cause actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no duty to update its forward-looking statements.

Pregis Holding II Corporation
Consolidated Balance Sheets
Unaudited
(dollars in thousands, except shares and per share data)

	December 31,
	2008	2007
Assets
Current assets
Cash and cash equivalents	$41,179	$34,989
Accounts receivable
Trade, net of allowances of $5,357 and $5,313, respectively	121,736	148,045
Other	13,829	18,532
Inventories, net	87,867	108,914
Deferred income taxes	4,336	2,991
Due from Pactiv	1,399	7,072
Prepayments and other current assets	8,435	9,187

Total current assets	278,781	329,730
Property, plant and equipment, net	245,124	277,398
Other assets
Goodwill	127,395	150,000
Intangible assets, net	41,254	47,910
Deferred financing costs, net	7,734	10,080
Due from Pactiv, long-term	13,234	12,229
Pension and related assets	22,430	25,659
Other	424	2,313

Total other assets	212,471	248,191

Total assets	$736,376	$855,319

Liabilities and stockholder’s equity
Current liabilities
Current portion of long-term debt	$4,902	$2,120
Accounts payable	79,092	100,326
Accrued income taxes	6,964	13,900
Accrued payroll and benefits	11,653	19,814
Accrued interest	6,905	6,775
Other	21,740	22,436

Total current liabilities	131,256	165,371
Long-term debt	460,714	475,604
Deferred income taxes	24,913	34,589
Long-term income tax liabilities	11,310	9,585
Pension and related liabilities	6,119	9,389
Other	11,963	7,124
Stockholder’s equity:
Common stock — $0.01 par value; 1,000 shares authorized, 149.0035 shares issued and outstanding at December 31, 2008 and 2007	—	—
Additional paid-in capital	150,610	149,659
Accumulated deficit	(64,318)	(16,588)
Accumulated other comprehensive income	3,809	20,586

Total stockholder’s equity	90,101	153,657

Total liabilities and stockholder’s equity	$736,376	$855,319

Pregis Holding II Corporation
Consolidated Statements of Operations
Unaudited
(dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Net sales	$219,638	$253,689	$1,019,364	$979,399

Operating costs and expenses:
Cost of sales, excluding depreciation and amortization	174,247	192,977	798,690	740,235
Selling, general and administrative	27,393	39,691	127,800	137,180
Depreciation and amortization	11,610	15,063	52,344	55,799
Goodwill impairment	19,057	—	19,057	—
Other operating expense (income), net	(354)	1,030	8,146	190

Total operating costs and expenses	231,953	248,761	1,006,037	933,404

Operating income	(12,315)	4,928	13,327	45,995
Interest expense	11,776	11,953	49,069	46,730
Interest income	(357)	(428)	(875)	(1,325)
Foreign exchange loss (gain), net	8,087	1,188	14,728	(2,339)

Income (loss) before income taxes	(31,821)	(7,785)	(49,595)	2,929
Income tax expense (benefit)	(4,894)	(496)	(1,865)	7,708

Net loss	$(26,927)	$(7,289)	$(47,730)	$(4,779)

Pregis Holding II Corporation
Consolidated Statements of Cash Flows
Unaudited
(dollars in thousands)

	Year ended December 31,
	2008	2007
Operating activities
Net loss	$(47,730)	$(4,779)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	52,344	55,799
Deferred income taxes	(7,769)	(2,110)
Unrealized foreign exchange loss (gain)	14,022	(2,692)
Amortization of deferred financing costs	2,374	2,194
Gain on disposal of property, plant and equipment	(313)	(332)
Stock compensation expense	951	558
Defined benefit pension plan expense (income)	(187)	2,256
Curtailment gain on defined benefit pension plan	(3,736)	—
Gain on insurance settlement	—	(2,873)
Goodwill impairment	19,057	—
Trademark impairment	1,297	403
Impairment of interest rate swap asset	1,299	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	13,907	(5,444)
Due from Pactiv	6,630	11,542
Inventories, net	13,597	(8,186)
Prepayments and other current assets	79	(279)
Accounts payable	(13,121)	12,269
Accrued taxes	(6,373)	(5,695)
Accrued interest	68	467
Other current liabilities	(7,014)	(382)
Pension and related assets and liabilities, net	(3,149)	(2,726)
Other, net	3,421	1,185

Cash provided by operating activities	39,654	51,175

Investing activities
Capital expenditures	(30,882)	(34,626)
Proceeds from sale of assets	1,063	775
Other business acquisitions, net of cash acquired	(958)	(28,785)
Insurance proceeds	3,205	884
Other, net	(969)	(226)

Cash used in investing activities	(28,541)	(61,978)

Financing activities
Proceeds from issuance of long-term debt	(115)	218
Repayment of long-term debt	(1,893)	(1,828)
Deferred financing costs	—	(1,237)

Cash used in financing activities	(2,008)	(2,847)
Effect of exchange rate changes on cash and cash equivalents	(2,915)	2,972

Increase (decrease) in cash and cash equivalents	6,190	(10,678)
Cash and cash equivalents, beginning of year	34,989	45,667

Cash and cash equivalents, end of year	$41,179	$34,989

Pregis Holding II Corporation
Supplemental Information
(Unaudited)
Calculation of Adjusted EBITDA (“Consolidated Cash Flow”)

(unaudited)	Year Ended December 31,
(dollars in thousands)	2008	2007
Net loss of Pregis Holding II Corporation	$(47,730)	$(4,779)
Interest expense, net of interest income	48,194	45,405
Income tax expense (benefit)	(1,865)	7,708
Depreciation and amortization	52,344	55,799

EBITDA	50,943	104,133

Other non-cash charges (income):
Unrealized foreign currency transaction losses (gains), net	14,736	(2,692)
Non-cash stock based compensation expense	951	558
Non-cash asset impairment charge	20,354	403
Other non-cash expenses, primarily fixed asset disposals and write-offs	427	—
Net unusual or nonrecurring gains or losses:
Restructuring, severence and related expenses	11,418	4,325
Curtailment gain	(3,736)	—
Nonrecurring charges related to acquisitions and dispositions	—	5,582
Other unusual and nonrecurring gains or losses	1,283	—
Other adjustments:
Amounts paid pursuant to management agreement with Sponsor	1,724	1,894
Pro forma earnings and costs savings	—	3,547

Adjusted EBITDA (“Consolidated Cash Flow”)	$98,100	$117,750

Note to above:
EBITDA is defined as net income before interest expense, interest income, income tax expense, depreciation and amortization. Adjusted EBITDA, referred to as Consolidated Cash Flow within the context of the Company’s indentures, is presented herein because it is a material element of the fixed charge coverage ratio and secured indebtedness leverage ratio included in the Company’s indentures.

Pregis Holding II Corporation
Fourth Quarter and Full Year 2008
Supplemental Information
(Unaudited)
(Amounts and percentage changes are approximations due to rounding.)
Gross Margin Calculations

	Three Months Ended December 31,			Year Ended December 31,
(dollars in millions)	2008	2007	Change	2008	2007	Change
Net sales	$219,638	$253,689	$(34,051)	$1,019,364	$979,399	$39,965
Cost of sales, excluding depreciation and amortization	(174,247)	(192,977)	18,730	(798,690)	(740,235)	(58,455)

Gross margin	$45,391	$60,712	$(15,321)	$220,674	$239,164	$(18,490)

Gross margin, as a percent of net sales	20.7%	23.9%	(3.2)%	21.6%	24.4%	(2.8)%

Net Sales Analysis by Segment

					Change Attributable to the
					Following Factors
	Three months ended December 31,				Price/			Currency
	2008	2007	$ Change	% Change	Mix	Volume	Acquisitions	Translation
	(dollars in thousands)
Segment:
Protective Packaging	$141,750	$167,281	$(25,531)	(15.3)%	4.3%	(16.4)%	2.0%	(5.2)%
Specialty Packaging	77,888	86,408	(8,520)	(9.9)%	(0.7)%	3.7%		(12.9)%

Total	$219,638	$253,689	$(34,051)	(13.4)%	2.6%	(9.4)%	1.3%	(7.9)%

					Change Attributable to the
					Following Factors
	Year ended December 31,				Price/			Currency
	2008	2007	$ Change	% Change	Mix	Volume	Acquisitions	Translation
	(dollars in thousands)
Segment:
Protective Packaging	$661,976	$636,939	$25,037	3.9%	2.7%	(5.1)%	4.5%	1.8%
Specialty Packaging	357,388	342,460	14,928	4.4%	(0.3)%	1.5%	—	3.2%

Total	$1,019,364	$979,399	$39,965	4.1%	1.6%	(2.7)%	2.9%	2.3%